Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Third Quarter		First Nine Months
	2013	2012	2013	2012
	(in millions, except per share amounts)

Railway operating revenues
Coal	$641	$701	$1,902	$2,222
General merchandise	1,578	1,425	4,696	4,477
Intermodal	605	567	1,766	1,657
Total railway operating revenues	2,824	2,693	8,364	8,356

Railway operating expenses
Compensation and benefits	735	724	2,241	2,234
Purchased services and rents	420	403	1,223	1,186
Fuel	390	379	1,210	1,182
Depreciation	230	230	683	683
Materials and other	200	226	631	661
Total railway operating expenses	1,975	1,962	5,988	5,946

Income from railway operations	849	731	2,376	2,410

Other income – net (note 1)	30	33	194	93
Interest expense on debt	131	124	388	366

Income before income taxes	748	640	2,182	2,137

Provision for income taxes
Current	194	97	570	522
Deferred	72	141	215	279
Total income taxes	266	238	785	801

Net income	$482	$402	$1,397	$1,336

Earnings per share (notes 1 & 2)
Basic	$1.55	$1.26	$4.45	$4.12
Diluted	1.53	1.24	4.40	4.07

Weighted average shares outstanding (note 3)
Basic	310.4	317.7	313.0	322.9
Diluted	313.9	321.8	316.6	327.4

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income

(Unaudited)

	Third Quarter		First Nine Months
	2013	2012	2013	2012
	($ in millions)

Net income	$482	$402	$1,397	$1,336
Other comprehensive income, before tax:
Pension and other postretirement benefits	38	33	110	97
Other comprehensive income (loss) of equity investees	-	-	2	(4)
Other comprehensive income, before tax	38	33	112	93
Income tax expense related to items of other
comprehensive income	(15)	(13)	(43)	(38)
Other comprehensive income, net of tax	23	20	69	55

Total comprehensive income	$505	$422	$1,466	$1,391

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2013	2012
	($ in millions)
Assets
Current assets:
Cash and cash equivalents	$984	$653
Short-term investments	20	15
Accounts receivable - net	1,083	1,109
Materials and supplies	224	216
Deferred income taxes	149	167
Other current assets	34	82
Total current assets	2,494	2,242

Investments	2,395	2,300
Properties less accumulated depreciation of $10,271 and
$9,922, respectively	26,413	25,736
Other assets	63	64

Total assets	$31,365	$30,342

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,267	$1,362
Short-term debt	-	200
Income and other taxes	241	206
Other current liabilities	377	263
Current maturities of long-term debt	447	50
Total current liabilities	2,332	2,081

Long-term debt	8,499	8,432
Other liabilities	2,166	2,237
Deferred income taxes	8,074	7,832
Total liabilities	21,071	20,582

Stockholders’ equity:
Common stock $1.00 per share par value, 1,350,000,000 shares authorized; outstanding 308,910,329 and 314,034,174 shares,
respectively, net of treasury shares	310	315
Additional paid-in capital	1,979	1,911
Accumulated other comprehensive loss	(1,040)	(1,109)
Retained income	9,045	8,643

Total stockholders’ equity	10,294	9,760

Total liabilities and stockholders’ equity	$31,365	$30,342

See accompanying notes to consolidated financial statements.

Norfolk Southern Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	First Nine Months
	2013	2012
	($ in millions)
Cash flows from operating activities
Net income	$1,397	$1,336
Reconciliation of net income to net cash provided by operating activities:
Depreciation	687	688
Deferred income taxes	215	279
Gains and losses on properties and investments (note 1)	(100)	(4)
Changes in assets and liabilities affecting operations:
Accounts receivable	26	(56)
Materials and supplies	(8)	(27)
Other current assets	48	43
Current liabilities other than debt	121	183
Other – net	18	34
Net cash provided by operating activities	2,404	2,476

Cash flows from investing activities
Property additions	(1,470)	(1,522)
Property sales and other transactions	109	47
Investments, including short-term	(29)	(14)
Investment sales and other transactions	21	37
Net cash used in investing activities	(1,369)	(1,452)

Cash flows from financing activities
Dividends	(476)	(467)
Common stock issued – net	92	77
Purchase and retirement of common stock (note 3)	(564)	(1,150)
Proceeds from borrowings – net	492	1,291
Debt repayments	(248)	(358)
Net cash used in financing activities	(704)	(607)

Net increase in cash and cash equivalents	331	417

Cash and cash equivalents
At beginning of period	653	276

At end of period	$984	$693

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest (net of amounts capitalized)	$305	$297
Income taxes (net of refunds)	485	536

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS:

1.       Other Income — Net

In first quarter 2013, we recognized a $97 million gain on a land sale, which increased net income by

$60 million or $0.19 per share.

2.       Earnings Per Share

For basic earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the third quarter, $2 million in 2013 and $3 million in 2012; and for the first nine months, $5 million in 2013 and $7 million in 2012.

For diluted earnings per share, income available to common stockholders reflects reductions for the effect of dividend equivalent payments made to holders of stock options and restricted stock units as follows:  for the third quarter, $1 million in both 2013 and 2012; and for the first nine months, $3 million in both 2013 and 2012.

3.       Stock Repurchase Program

We repurchased and retired 7.5 million shares of common stock in the first nine months of 2013, at a cost of $564 million, and 16.5 million shares at a cost of $1.2 billion for the same period of 2012.  On August 1, 2012, our Board of Directors authorized the repurchase of up to an additional 50 million shares of common stock through December 31, 2017.  The timing and volume of purchases is guided by our assessment of market conditions and other pertinent factors.  Any near-term share repurchases are expected to be made with internally generated cash, cash on hand, or proceeds from borrowings.  Since the beginning of 2006, we have repurchased and retired 135.9 million shares at a total cost of $8.1 billion.